Exhibit 2

INITIAL FOUNDER’S SHARES TRANSFER AGREEMENT

This Initial Founder’s Shares Transfer Agreement (this “Agreement”), dated as of February 26, 2021, is entered into by and among (i) Aurora Acquisition Corp. (the “Company”); (ii) Nova21-10153-2tor Capital Sponsor Ltd. (the “Transferor”), an affiliate of Novator Capital (Guernsey) Ltd.; and (iii) Unbound Holdco Ltd (the “Transferee”).

WHEREAS, the Company intends to consummate an initial public offering of 20,000,000 units (or 23,000,000 units to the extent the underwriters’ over-allotment option is exercised) (the “Initial Public Offering”), with each unit offered at a price of $10.00 per unit and consisting of one share of the Company’s common stock, par value $0.0001 per share (a “Class A Share”), and one-third of a warrant to purchase one Class A Share at an exercise price of $11.50 per Class A Share, pursuant to a registration statement on Form S-l (the “Registration Statement”).

WHEREAS, the Transferor is the beneficial owner of 6,625,000 Class B ordinary shares, par value $0.0001 per share, of the Company (the “Class B Shares”) and desires to grant, subject to the terms and conditions contained herein, and the Transferee desires to accept, upon the terms and conditions set forth in this Agreement, the number of Class B Shares set forth on Schedule 1 hereto. Each Class B Share is convertible into one Class A Share on the terms described in the Registration Statement.

NOW THEREFORE, for the consideration further described in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1
PURCHASE

1.1            Purchase

On the terms and subject to the conditions herein, on the date hereof, the Transferee shall purchase from Transferor, and Transferor shall sell to the Transferee, the number of Class B Shares set forth opposite the Transferee’s name on Schedule 1 hereof. The purchase price of $0.003774 per Class B Share (the “Purchase Price”) shall be paid by the Transferee to the Transferor in US Dollars by wire transfer of immediately available funds or by check.

ARTICLE 2
AUTHORIZATION, TRANSFER; TERMS OF THE CLASS B SHARES

2.1            Authority to Transfer

The Transferor represents that it is authorized to transfer the Class B Shares to the Transferee in accordance with the terms hereof.

2.2            Transfer of the Class B Shares

On the date hereof, the Transferor shall cause the Company to deliver a certificate evidencing the Class B Shares to be transferred to the Transferee hereunder, registered in the Transferee’s name.

2.3            Terms of the Shares

(a)	The Class B Shares shall have the terms and transfer restrictions set forth in the Memorandum and Articles of Association (as amended or amended and restated from time to time) of the Company, the Company’s Registration Statement, and that certain letter agreement between the Company, the Sponsor and the Transferee (the “Letter Agreement”).

(b)	The Transferee understands and acknowledges that the Class B Shares are subject to additional specific transfer restrictions as outlined in the Letter Agreement. On the date hereof, the Transferee shall enter into this Agreement and the Letter Agreement.

2.4            Taxes/Withholding

If any questions should arise with respect to the tax treatment of the transfers and/or payments to be made hereunder, the Transferor will make a final determination with respect to any such questions in good faith, in consultation with his or her tax adviser; and the Transferor shall provide a written notice to the Transferee setting forth in reasonable detail the basis for his or her determination and interpretation. Such determination shall be final and binding on all parties hereto.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE

As a material inducement to the Company and the Transferor to enter into this Agreement and for the Transferor to transfer the Class B Shares, the Transferee hereby represents and warrants to the Transferor and the Company that:

3.1            No Government Recommendation or Approval

The Transferee understands and acknowledges that no federal or state agency has passed upon or made any recommendation or endorsement of the Class B Shares or the Initial Public Offering.

3.2            Capacity and Compliance

The Transferee has engaged in the transactions contemplated by this Agreement within a jurisdiction in which the transfer of the Class B Shares is permitted under applicable securities laws.

3.3            Authorization

The Agreement constitutes a valid and binding obligation of the Transferee, enforceable in accordance with its terms.

3.4            Investment Representations

(a)	The Transferee is acquiring the Class B Shares for its own account, for investment only and not with a view towards, or for resale in connection with, any public sale or distribution thereof. The Transferee has no present arrangement to sell the Class B Shares to or through any person or entity except as may be permitted under the Letter Agreement. The Transferee shall not engage in hedging transactions with regard to the Class B Shares unless in compliance with the Securities Act.

(b)	The Transferee is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(c)	The Transferee understands that the Class B Shares are being offered and will be transferred to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Transferor and the Company are relying upon the truth and accuracy of, and the Transferee’s compliance with, the representations and warranties of the Transferee set forth herein in order to determine the availability of such exemptions and the eligibility of the Transferee to acquire such Class B Shares.

(d)	The Transferee did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

(e)	The Transferee understands that: (i) the Class B Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder or (B) sold in reliance on an exemption therefrom; and (ii) neither the Company nor any other person is under any obligation to register the Class B Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. In this regard, the Transferee understands that the Securities and Exchange Commission has taken the position, and Rule 144 provides, that the Class B Shares may not be sold pursuant to Rule 144 under the Securities Act without registration until one year after the Company has completed its Business Combination, subject to satisfaction of certain additional requirements under such Rule.

(f)	The Transferee is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Class B Shares. The Transferee is aware that an investment in the Class B Shares is highly speculative and subject to substantial risks because, among other things, the Class B Shares are subject to transfer restrictions and have not been registered under the Securities Act and therefore cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(g)	The Transferee is able to bear the economic risk of its investment in the Class B Shares for an indefinite period of time.

(h)	The Transferee, in making the decision to purchase the Class B Shares, has relied upon an independent investigation of the Company and has not relied upon any information or representations made by any third parties or upon any oral or written representations or assurances from the Company, its officers, directors or employees or any other representatives or agents of the Company, other than as set forth in this Agreement. The Transferee is familiar with the business, operations and financial condition of the Company and has had an opportunity to ask questions of, and receive answers from the Company’s officers and directors concerning the Company.

(i)	The Transferee shall enter into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the Company and Transferor will grant certain registration rights to the Transferee relating to the Class B Shares. As a material inducement to enter into this Agreement, the Transferee agrees to execute the Registration Rights Agreement.

(j)	The Transferee acknowledges it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Transferee’s own legal counsel and investment and tax advisors. Except for any statements or representations made in this Agreement and the other agreements entered into between the parties hereto, Transferee is relying solely on such counsel and advisors and not on any statements or representations of the Transferor or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

3.5            Waiver of Right to Amounts in the Trust Account and Indemnification

(a)	The Transferee hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the trust account established by the Company for the deposit of proceeds from the Initial Public Offering and the sale of the private placement warrants, as a result of any liquidation of the trust account, with respect to the Class B Shares (“Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the trust account for any reason whatsoever except for any amounts to which it may be entitled upon liquidation of the Company in respect of the Transferee’s ownership of Class A Shares acquired in the public markets or that are part of the Novator private placement units (as defined in the Registration Statement) other than the Class B Shares (or Class A Shares issued upon conversion of the Class B Shares). For the avoidance of doubt, the Transferee will be entitled to liquidating distributions from the trust account with respect to any shares purchased in the open market and for any Novator private placement shares the Transferee holds if the Company fails to complete an initial business combination within 24 months from the closing of the Initial Public Offering.

(b)	The Transferee agrees that to the extent any waiver of rights under this Section 3.5 is ineffective as a matter of law, the Transferee has offered such waiver for the benefit of the Transferor and the Company as an equitable right that shall survive any statutory disqualification or bar that applies to a legal right. The Transferee acknowledges the receipt and sufficiency of consideration received from the Transferor and the Company hereunder in this regard.

(c)	The Transferee acknowledges and agrees that the shareholders of the Company, including those who purchased or purchase the units offered in the Initial Public Offering, are and shall be third-party beneficiaries of the foregoing provisions of Section 3.5 of this Agreement.

3.6            Waiver of Right to Receive Additional Class B Shares

The Transferee hereby waives its right to receive additional Class B Shares as a result of any capitalization or other appropriate mechanism undertaken by the Company in connection with its Initial Public Offering in order to maintain the number of outstanding Class B Shares at 20% of the Company’s outstanding ordinary shares upon the consummation of its Initial Public Offering.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR

The Transferor hereby represents and warrants to the Transferee that:

4.1            Investment Representations

The execution and delivery by Transferor of this Agreement and the fulfillment of and compliance with the terms hereof by Transferor does not and shall not (a) conflict with or result in a breach by Transferor of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon such Transferor’s equity or assets under, (d) result in a violation of, or (e) require authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to such Transferor’s organizational documents in effect on the date hereof or as may be amended prior to completion of the contemplated Public Offering, or any material law, statute, rule or regulation to which the Transferor is subject, or any agreement, instrument, order, judgment or decree to which the Transferor is subject, except for any filings required after the date hereof under federal or state securities laws.

4.2            Capacity and Compliance

The Transferor possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

4.3            Authorization

This Agreement constitutes a valid and binding obligation of Transferor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law).

ARTICLE 5
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All of the representations and warranties contained herein shall survive the purchase of the Class B Shares hereunder.

ARTICLE 6
DEFINITIONS

Terms used but not otherwise defined in this Agreement shall have the meaning assigned such terms in the Registration Statement.

ARTICLE 7
MISCELLANEOUS

7.1            Legends

(a)	By accepting the Class B Shares, the Transferee agrees, prior to any transfer of the Class B Shares, to give written notice to the Company expressing its desire to effect such transfer and describing briefly the proposed transfer. Upon receiving such notice, the Company shall present copies thereof to its counsel and the Transferee agrees not to make any disposition of all or any portion of the Class B Shares unless and until:

(i)	there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, in which case the legends set forth above with respect to the Class B Shares sold pursuant to such registration statement shall be removed; or

(ii)	if reasonably requested by the Company, (A) the Transferee shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Class B Shares under the Securities Act, (B) the Company shall have received customary representations and warranties regarding the transferee that are reasonably satisfactory to the Company signed by the proposed transferee and (C) the Company shall have received an agreement by such transferee to the restrictions contained in the legend referred to in (i) hereof.

(b)	The Company may, from time to time, make stop transfer notations in its records and deliver stop transfer instructions to its transfer agent to the extent its counsel considers it necessary to ensure compliance with federal and state securities laws and the transfer restrictions contained elsewhere in this Agreement.

7.2            Successors and Assigns

Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors of the parties hereto whether so expressed or not. Notwithstanding the foregoing or anything to the contrary herein, the parties may not assign this Agreement.

7.3            Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

7.4            Counterparts

This Agreement may be executed simultaneously in two or more counterparts, none of which need contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

7.5            Descriptive Headings; Interpretation

The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

7.6            Governing Law

This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of said State. The parties agree that, all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

7.7            Notices

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent:

If to the Company:

Aurora Acquisition Corp.
20 North Audley Street
London W1K 6LX
United Kingdom

With a copy (which shall not constitute notice) to:

Steven G. Canner
Baker & McKenzie LLP
452 Fifth Avenue
New York, NY 10018

If to the Transferor:

Novator Capital Sponsor Ltd.

Amfipoleos, 2

2nd Floor, Flat/Office 202

Strovolos, 2025, Nicosia

Cyprus

If to the Transferee:

At the address below the name of the Transferee listed on Schedule 1.

7.8            No Strict Construction

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

7.9            Further Assurances

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

AURORA ACQUISITION CORP.

By:	/s/ Caroline Harding

Name:	Caroline Harding

Title:	Director

NOVATOR CAPITAL SPONSOR LTD.

By:	/s/ Pericles Spyrou

Name:	Pericles Spyrou

Title:	Director

TRANSFEREE UNBOUND HOLDCO LTD

By:	/s/ Simon King

Name:	Simon King

Title:	Director

Schedule 1

Unbound Holdco Ltd	Sale of 1,159,375 Class B Shares
11-15 Seaton Place
St Helier
Jersey	Purchase Price: $4,375.00